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                                                                     Exhibit 5.1


                             August 10, 2001



ACT Manufacturing, Inc.
2 Cabot Road
Hudson, MA  01749

   Re: Registration Statement on Form S-8 relating
       to the Second Amended and Restated 1995
       Stock Plan of ACT Manufacturing, Inc. (the "Plan")
       --------------------------------------------------

Dear Sir or Madam:

   Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by ACT Manufacturing, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,000,000 shares of Common Stock, $.01 par value per share, of the Company issuable pursuant to the Plan (the "Shares").

   We have examined, and are familiar with, and have relied as to factual matters solely upon, copies of the Plan, the Second Restated Articles of Organization, as amended, and the Amended and Restated By-Laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

   Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the related Plan, the terms of any option granted thereunder and the terms of any related agreements with the Company, will be validly issued, fully paid and nonassessable.

   We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        /s/ Testa, Hurwitz & Thibeault, LLP

                                        TESTA, HURWITZ & THIBEAULT, LLP